Exhibit 32.2

CERTIFICATE OF

CHIEF FINANCIAL OFFICER
OF
DOBSON COMMUNICATIONS CORPORATION

I, Bruce R. Knooihuizen, Chief Financial Officer of Dobson Communications Corporation (the “Company”), hereby certify that to the best of my knowledge, the annual report of the Company on Form 10-K for the year ended December 31, 2003, (the “Report”):

a. complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and that

b. the information contained in the Report fairly presents, in all material respects, the financial condition of the Company at December 31, 2003, and the results of the Company’s operations for the year ended December 31, 2003.

/s/ BRUCE R. KNOOIHUIZEN

Bruce R. Knooihuizen
Executive Vice President and Chief Financial Officer

March 15, 2004